Exhibit 99.1

Jaguar Animal Health to Hold Special Meeting of
Stockholders July 27, 2017 to Vote Upon the
 Consummation of its Proposed Merger with Napo
Pharmaceuticals, Inc.

Terms of Proposed Merger Include Funding for Combined Company and Other Aspects of the Merger Disclosed in the Proxy/Prospectus

Jaguar to Host Conference Call Friday, July 28th at 8:30 a.m. Eastern Time

San Francisco, CA (July 6, 2017): As previously announced, Jaguar Animal Health, Inc. (NASDAQ: JAGX) (Jaguar) will hold a special meeting of its stockholders on Thursday, July 27, 2017, to consider and vote on a number of proposals recommended by Jaguar’s board regarding the consummation of its proposed merger with Napo Pharmaceuticals, Inc. (Napo) and transactions related thereto.

In connection with the proposed merger, Jaguar has filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a definitive joint proxy statement/prospectus for Jaguar’s stockholders. The registration statement was declared effective by the SEC on July 6, 2017, and the definitive joint proxy statement/prospectus will be mailed to Jaguar’s stockholders on or about July 7, 2017.

The special meeting of Jaguar stockholders will be held at Jaguar’s offices at 201 Mission Street, Suite 2375, San Francisco, CA 94105 on July 27, 2017 at 2:30 p.m. local time. The record date for determination of stockholders entitled to vote at the special meeting has been set as the close of business on June 30, 2017.

Jaguar’s board of directors unanimously recommends that Jaguar stockholders vote “FOR” all of the proposals described in the joint proxy statement/prospectus.

Upon the consummation of the merger, Jaguar’s name will be changed to Jaguar Health, Inc., and Napo will operate as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of Mytesi®, which is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. The terms of the proposed merger include funding for the combined company and other aspects of the merger disclosed in the definitive joint proxy statement/prospectus.

Conference Call

The Jaguar management team will host a call on Friday, July 28, 2017 at 8:30 a.m. Eastern Time to discuss the merger. Investors interested in listening to the live call should dial 877-627-6544 (Toll Free), 719-325-4888 (International). Please ask the operator to connect you to the call or provide the conference ID number: 4112552. A live webcast of the conference call will be available online which can be accessed on the investor relations section of the Jaguar website (click here). Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the conference call, a replay of the webcast will be available on the investor relations section of Jaguar’s website (click here) for 90 days following the call. Also, a dial-in replay of the call will be available through August 4, 2017, at 844-512-2921

(U.S. Toll Free) or 412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 4112552.

Important Additional Information will be Filed with the SEC

Jaguar and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the potential merger. Information about the executive officers and directors of Jaguar is set forth in Jaguar’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 as filed with the SEC on May 26, 2017 and joint proxy statement/prospectus for the July 27, 2017 special meeting of Jaguar stockholders filed with the SEC on July 6, 2017.

Additional Information

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Jaguar has filed a registration statement on Form S-4, including a joint proxy statement/prospectus of Jaguar and Napo, and other materials with the SEC in connection with the proposed merger. We urge investors to read these documents because they contain important information. Investors may obtain free copies of the joint proxy statement/prospectus at www.sec.gov, the SEC’s website, or by going to Jaguar’s investors relations page on its corporate website at www.jaguaranimalhealth.com.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Napo Pharmaceuticals, Inc.

San Francisco-based Napo Pharmaceuticals, Inc. focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners.

For more information, please visit www.napopharma.com.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information about Jaguar, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the proposed merger between Jaguar and Napo, Jaguar’s intention to develop species-specific formulations of Neonorm™ in additional target species, and Jaguar’s plan to develop formulations of Canalevia™ for cats, horses and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

Jaguar-JAGX